Exhibit 15.3

Consent of Seward & Kissel LLP

We hereby consent to the reference to our firm under the heading "Item 1. Identity of Directors, Senior Management and Advisers – B. Advisers" in the Registration Statement on Form 20-F of Euroholdings Ltd., without admitting that we come within the category of persons whose consent is required under, or that we are "experts" within the meaning of, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP Seward & Kissel LLP New York , New York February 11, 2025